Exhibit 4.66

SHARE PURCHASE AGREEMENT

Dated 9 August 2013

between

CAPITAL MARITIME & TRADING CORP.

and

CAPITAL PRODUCT PARTNERS L.P.

Thiseas Container Carrier S.A. – 100 Shares

Hyundai Privilege

TABLE OF CONTENTS

Page
ARTICLE I

Interpretation

SECTION 1.01. Definitions	2

ARTICLE II

Purchase and Sale of Shares; Closing

SECTION 2.01. Purchase and Sale of Shares	4
SECTION 2.02. Closing	4
SECTION 2.03. Place of Closing	4
SECTION 2.04. Purchase Price for Shares	4
SECTION 2.05. Payment of the Purchase Price	5

ARTICLE III

Representations and Warranties of the Buyer

SECTION 3.01. Organization and Limited Partnership Authority	5
SECTION 3.02. Agreement Not in Breach of Other Instruments	5
SECTION 3.03. No Legal Bar	5
SECTION 3.04. Securities Act	5
SECTION 3.05. Independent Investigation	6

ARTICLE IV

Representations and Warranties of the Seller

SECTION 4.01. Organization and Corporate Authority	6
SECTION 4.02. Agreement Not in Breach	6
SECTION 4.03. No Legal Bar	6
SECTION 4.04. Good and Marketable Title to Shares	6
SECTION 4.05. The Shares	7

i

ii

iii

SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of 9 August 2013, by and between CAPITAL MARITIME & TRADING CORP. (the “Seller”), a corporation organized under the laws of the Republic of the Marshall Islands, and CAPITAL PRODUCT PARTNERS L.P. (the “Buyer”), a limited partnership organized under the laws of the Republic of the Marshall Islands.

WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, the one hundred (100) shares of capital stock (the “Shares”) representing all of the issued and outstanding shares of capital stock of Thiseas Container Carrier S.A., a corporation organized under the laws of the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia (the “Vessel Owning Subsidiary”).

WHEREAS, the Vessel Owning Subsidiary is the registered owner of the Liberian flagged 5,000 TEUS class container carrier “HYUNDAI PRIVILEGE” (the “Vessel”).

WHEREAS, the Vessel is employed under a charter time charter (“NYPE” form) dated 18 July 2011 by Hyundai Merchant Marine Co. Ltd. a company incorporating in Korea and whose registered office is at 1-7 Yeonji-Dong, Jongno-Gu, Seoul, Korea, as charterer (the “Charterer”) for a duration of 12 years commenced on 31st May 2013 (as amended on 18 July 2011, the “Charter”).

WHEREAS, contemporaneously with the Closing, the Buyer and Capital Ship Management Corp. (“CSM”) will execute an amendment to the Floating Rate Management Agreement dated the 9th day of June 2011 and entered into between the Buyer and CSM as same has been amended and/or supplemented from time to time (the “Amendment to the Management Agreement”).

WHEREAS, substantially concurrently with the execution of this Agreement, the Buyer and Seller shall enter into a Share Purchase Agreement, whereby the Buyer will purchase from the Seller, and the Seller will sell to the Buyer for a purchase price of US Dollars 65,000,000, the one hundred (100) shares of capital stock representing all of the issued and outstanding shares of capital stock of Cronus Container Carrier S.A., a corporation organized under the laws of the Republic of Liberia, which has title to the Liberian flagged 5,000 TEUS class container carrier “HYUNDAI PLATINUM” (the “HYUNDAI PLATINUM Acquisition”).

WHEREAS, substantially concurrently with the execution of this Agreement, the Buyer and Seller shall enter into a Share Purchase Agreement, whereby the Buyer will purchase from the Seller, and the Seller will sell to the Buyer for a purchase price of US Dollars 65,000,000, the one hundred (100) shares of capital stock representing all of the issued and outstanding shares of capital stock of Anax Container Carrier S.A., a corporation organized under the laws of the Republic of Liberia, which has title to the Liberian flagged 5,000 TEUS class container carrier “CCNI ANGOL” (ex Hyundai Prestige) (the “CCNI ANGOL Acquisition” and, together with the HYUNDAI PLATINUM Acquisition, the “Acquisitions”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Interpretation

SECTION 1.01. Definitions. In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Agreement” means this Agreement, including its recitals and schedules, as amended, supplemented, restated or otherwise modified from time to time;

“Amendment to the Management Agreement” has the meaning given to it in the recitals;

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity;

“Buyer” has the meaning given to it in the preamble;

“Buyer Entities” means the Buyer and its subsidiaries;

“Buyer Indemnitees” has the meaning given to it in Section 9.01;

“Charter” has the meaning given to it in the recitals;

“Charterer” has the meaning given to it in the recitals;

“Closing” has the meaning given to it in Section 2.02;

“Closing Date” has the meaning given to it in Section 2.02;

“Commission” has the meaning given to it in Section 7.03;

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its equity interests or to sell any equity interests it owns in another Person (other than this Agreement and the related transaction documents); (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity interest of a Person or owned by a Person; and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person;

“Contracts” has the meaning given to it in Section 5.08;

“CSM” has the meaning given to it in the recitals;

“Encumbrance” means any mortgage, lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, condition or encumbrance, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;

“Equity Interest” means (a) with respect to any entity, any and all shares of capital stock or other ownership interest and any Commitments with respect thereto, (b) any other direct equity ownership or participation in a Person and (c) any Commitments with respect to the interests described in (a) or (b);

“Exchange Act” has the meaning given to it in Section 7.03;

“Facility” has the meaning given to it in Section 7.04;

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;

“Notice” means any notice, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;

“Organizational Documents” has the meaning given to it in Section 5.03;

“Parties” means all parties to this Agreement and “Party” means any one of them;

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Buyer dated February 22, 2010, as amended from time to time.

“Person” means an individual, entity or association, including any legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority;

“Permits” has the meaning given to it in Section 5.13;

“Purchase Price” has the meaning given to it in Section 2.04;

“Securities Act” means the Securities Act of 1933, as amended from time to time;

“Seller” has the meaning given to it in the preamble;

“Seller Entities” means the Seller and its affiliates other than the Buyer Entities;

“Seller Indemnities” has the meaning given to it in Section 9.02;

“Shares” has the meaning given to it in the recitals;

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;

“Vessel” has the meaning given to it in the recitals; and

“Vessel Owning Subsidiary” has the meaning given to it in the recitals.

ARTICLE II

Purchase and Sale of Shares; Closing

SECTION 2.01. Purchase and Sale of Shares. At the Closing, the Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller for the Purchase Price and in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares which in turn shall result in the Buyer indirectly owning the Vessel.

SECTION 2.02. Closing. The closing (the “Closing”) shall take place on the Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at such place, time and date as the parties may agree. The “Closing Date” shall be the date upon which the Closing occurs.

SECTION 2.03. Place of Closing. The Closing shall take place at the premises of CSM at 3 Iassonos Street, Piraeus, Greece.

SECTION 2.04. Purchase Price for Shares. On the Closing Date, the Buyer shall pay to the Seller (to such account as the Seller shall nominate) the amount of US Dollars 65,000,000 (the “Purchase Price”) in exchange for the Shares. The Buyer shall have no responsibility or liability hereunder for the Seller’s allocation and distribution of the Purchase Price among the Seller Entities.

SECTION 2.05. Payment of the Purchase Price. The Purchase Price (to the extent paid in US Dollars) will be paid by the Buyer to the Seller of the Shares by wire transfer of immediately available funds to an account designated in writing by the Seller.

ARTICLE III

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller that as of the date hereof:

SECTION 3.01. Organization and Limited Partnership Authority. The Buyer is duly formed, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer, has been effectively authorized by all necessary action, limited partnership or otherwise, and constitutes legal, valid and binding obligations of the Buyer. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Buyer.

SECTION 3.02. Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which the Buyer is a party or by which it is bound, the Certificate of Formation and the Partnership Agreement, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Buyer is bound, or any law, rule or regulation applicable to the Buyer which would have a material effect on the transactions contemplated hereby.

SECTION 3.03. No Legal Bar. The Buyer is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against the Buyer which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

SECTION 3.04. Securities Act. The Shares purchased by the Buyer pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof, and the Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act. The Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Shares. The Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. The Buyer understands that, when issued to the Buyer at the Closing, none of the Shares will be registered pursuant to the Securities Act and that all of the Shares will constitute “restricted securities” under the federal securities laws of the United States.

SECTION 3.05. Independent Investigation. The Buyer has had the opportunity to conduct to its own satisfaction independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Vessel Owning Subsidiary and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Articles IV, V and VI.

ARTICLE IV

Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer that as of the date hereof:

SECTION 4.01. Organization and Corporate Authority. The Seller is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes legal, valid and binding obligations of the Seller. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Seller.

SECTION 4.02. Agreement Not in Breach. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which the Seller is a party or by which it is bound, the Articles of Incorporation and Bylaws of the Seller, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Seller is bound, or any law, rule or regulation applicable to the Seller.

SECTION 4.03. No Legal Bar. The Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against the Seller which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

SECTION 4.04. Good and Marketable Title to Shares. The Seller is the owner (of record and beneficially) of all of the Shares and has good and marketable title to the Shares, free and clear of any and all Encumbrances. The Shares constitute 100% of the issued and outstanding Equity Interests of the Vessel Owning Subsidiary.

SECTION 4.05. The Shares. Assuming the Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to the Buyer at the Closing of certificates representing the Shares, duly endorsed by the Seller for transfer to the Buyer or accompanied by appropriate instruments sufficient to evidence the transfer from the Seller to the Buyer of the Shares under the Applicable Laws of the relevant jurisdiction, or delivery of such Shares by electronic means, and upon the Seller’s receipt of the Purchase Price, the Buyer shall own good and valid title to the Shares, free and clear of any Encumbrances, other than those arising from acts of the Buyer Entities. Other than this Agreement and any related transaction documents, the Organizational Documents and restrictions imposed by Applicable Law, at the Closing, the Shares will not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, other than any agreement to which any Buyer Entity is a party.

ARTICLE V

Representations and Warranties of

the Seller Regarding the Vessel Owning Subsidiary

The Seller represents and warrants to the Buyer that as of the date hereof:

SECTION 5.01. Organization Good Standing and Authority. The Vessel Owning Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia. The Vessel Owning Subsidiary has full corporate power and authority to carry on its business as it is now, and has since its incorporation been, conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates and to enter into legal and binding contracts. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Vessel Owning Subsidiary.

SECTION 5.02. Capitalization; Title to Shares. The Shares consist of the 100 shares of capital stock without par value and have been duly authorized and validly issued and are fully paid and non-assessable, and constitute the total issued and outstanding Equity Interests of the Vessel Owning Subsidiary. There are not outstanding (i) any options, warrants or other rights to purchase from the Vessel Owning Subsidiary any equity interests of the Vessel Owning Subsidiary, (ii) any securities convertible into or exchangeable for shares of such equity interests of the Vessel Owning Subsidiary or (iii) any other commitments of any kind for the issuance of additional shares of equity interests or options, warrants or other securities of the Vessel Owning Subsidiary.

SECTION 5.03. Organizational Documents. The Seller has supplied to the Buyer true and correct copies of the organizational documents of the Vessel Owning Subsidiary, as in effect as of the date hereof (the “Organizational Documents”).

SECTION 5.04. Agreement Not in Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with, or give any other party thereto a right to terminate any agreement or other instrument to which the Vessel Owning Subsidiary is a party or by which it is bound including, without limitation, any of the Organizational Documents, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Vessel Owning Subsidiary.

SECTION 5.05. Litigation.

(a) There is no action, suit or proceeding to which the Vessel Owning Subsidiary is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against the Vessel Owning Subsidiary; and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding;

(b) The Vessel Owning Subsidiary has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Vessel Owning Subsidiary; and

(c) There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Vessel Owning Subsidiary to take any action of any kind with respect to its business, assets or properties.

SECTION 5.06. Indebtedness to and from Officers, etc. The Vessel Owning Subsidiary will not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of the Seller or any spouse, child, or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Vessel Owning Subsidiary.

SECTION 5.07. Personnel. The Vessel Owning Subsidiary has no employees.

SECTION 5.08. Contracts and Agreements. Other than the Charter and the Amendment to the Management Agreement (together, the “Contracts”), there are no material contracts or agreements, written or oral, to which the Vessel Owning Subsidiary is a party or by which any of its assets are bound.

(a) Each of the Contracts is a valid and binding agreement of the Vessel Owning Subsidiary, and to the best knowledge of the Seller, of all other parties thereto;

(b) The Vessel Owning Subsidiary has fulfilled all material obligations required pursuant to its Contracts to have been performed by it prior to the date hereof and has not waived any material rights thereunder, including payment in full of the purchase price for the Vessel, together with any other payments of the Vessel Owning Subsidiary due thereunder; and

(c) There has not occurred any material default under any of the Contracts on the part of the Vessel Owning Subsidiary, or to the best knowledge of the Seller, on the part of any other party thereto nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Vessel Owning Subsidiary under any of the Contracts nor, to the best knowledge of the Seller, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Contracts.

SECTION 5.09. Compliance with Law. The conduct of business by the Vessel Owning Subsidiary does not and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation) of any country, province, state or other governing body, the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the Vessel Owning Subsidiary taken as a whole, nor has the Vessel Owning Subsidiary received any notice of any such violation.

SECTION 5.10. No Undisclosed Liabilities. The Vessel Owning Subsidiary (or the Vessel owned by it) has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Notwithstanding the foregoing, the Parties acknowledge and agree that there may be obligations under the Contracts that are not due and payable as of the date hereof and that will be the responsibility of the Seller pursuant to Section 9.01(c) of this Agreement.

SECTION 5.11. Disclosure of Information. The Seller has disclosed to the Buyer all material information on, and about, the Vessel Owning Subsidiary and the Vessel and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from the material provided to the Buyer which would render such information untrue or misleading.

SECTION 5.12. Payment of Taxes. The Vessel Owning Subsidiary has filed all foreign, federal, state and local income and franchise tax returns required to be filed, which returns are correct and complete in all material respects, and has timely paid all taxes due from it, and the Vessel is in good standing with respect to the payment of past and current Taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction.

SECTION 5.13. Permits. The Vessel Owning Subsidiary has such permits, consents, licenses, franchises, concessions, certificates and authorizations (“Permits”) of, and has all declarations and filings with, and is qualified and in good standing in each jurisdiction of, all federal, provincial, state, local or foreign Governmental Authorities and other Persons, as are necessary to own or lease its properties and to conduct its business in the manner that is standard and customary for a business of its nature other than such Permits the absence of which, individually or in the aggregate, has not and could not reasonably be expected to materially or adversely affect the Vessel Owning Subsidiary. The Vessel Owning Subsidiary has fulfilled and performed all its obligations with respect to such Permits which are or will be due to have been fulfilled and performed by such date and no event has occurred that would prevent the Permits from being renewed or reissued or that allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any impairment of the rights of the holder of any such Permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not, individually or in the aggregate, materially or adversely affect the Vessel Owning Subsidiary, and none of such Permits contains any restriction that is materially burdensome to the Vessel Owning Subsidiary.

SECTION 5.14. No Material Adverse Change in Business. Since December 31, 2011, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, properties, business affairs or business prospects of the Vessel Owning Subsidiary, whether or not arising in the ordinary course of business, that would have or could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Vessel Owning Subsidiary.

ARTICLE VI

Representations and Warranties of

the Seller regarding the Vessel

The Seller represents and warrants to the Buyer that as of the date hereof:

SECTION 6.01. Title to Vessel. The Vessel Owning Subsidiary is the owner (beneficially and of record) of the Vessel and has good and marketable title to the Vessel.

SECTION 6.02. No Encumbrances. The assets of the Vessel Owning Subsidiary and the Vessel are free of all Encumbrances other than the Encumbrances arising under the Charter.

SECTION 6.03. Condition. The Vessel is (i) adequate and suitable for use by the Vessel Owning Subsidiary in the manner that is standard and customary for a vessel of its type, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; and (v) in compliance in all material respects with the requirements of its class and classification society; and all class certificates of the Vessel are clean and valid and free of recommendations affecting class; and the Buyer acknowledges and agrees that, subject only to the representations and warranties in this Agreement, it is acquiring the Vessel on an “as is, where is” basis.

ARTICLE VII

Covenants

SECTION 7.01. Financial Statements. The Seller agrees to cause the Vessel Owning Subsidiary to provide access to the books and records of the Vessel Owning Subsidiary to allow the Buyer’s outside auditing firm to prepare at the Buyer’s expense any information, review or audit the Buyer reasonably believes is required to be furnished or provided by the Buyer pursuant to applicable securities laws. The Seller will (A) direct its auditors to provide the Buyer’s auditors access to the auditors’ work papers and (B) use its commercially reasonable efforts to assist the Buyer with any such information, review or audit and to provide other financial information reasonably requested by the Buyer or its auditors, including the delivery by the Seller Entities of any information, letters and similar documentation, including reasonable “management representation letters” and attestations.

SECTION 7.02. Expenses. All costs, fees and expenses incurred in connection with this Agreement and the related transaction documents shall be paid by the Buyer, including all costs, fees and expenses incurred in connection with conveyance fees, recording charges and other fees and charges applicable to the transfer of the Shares. For the avoidance of doubt, all costs and expenses incurred by the Buyer to load the Vessel with fuel oil, lubricating oil, greases, fresh water and other stores necessary to operate the Vessel after the Closing as well as in connection with the delivery of the Vessel to the delivery port (ballast) shall be for the Buyer’s account.

SECTION 7.03. Concurrent Share Purchase Agreements. The parties hereto shall enter into Share Purchase Agreements for, and consummate, the Acquisitions substantially concurrently with the transactions contemplated hereby on terms substantially similar to those provided for herein.

SECTION 7.04. New Credit Facility. As promptly as is reasonably practicable following the date hereof, Buyer will use its reasonable best efforts to enter into a senior secured syndicated credit facility (the “Facility”) led by ING Bank N.V., London Branch, with a number of international banks as additional lenders, substantially on the terms and conditions set forth in Schedule I hereto.

ARTICLE VIII

Conditions to Closing

SECTION 8.01. Conditions to the Obligations of Seller and Buyer. The obligations of Seller and Buyer to effect the Closing shall be subject to the fulfillment or waiver by Seller and Buyer on or prior to the Closing Date of the following condition:

(a) No Governmental Authority shall have entered any order that remains in effect which would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement.

SECTION 8.02. Conditions to the Obligation of Buyer. The obligation of Buyer to effect the Closing shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be so true and correct as of such date.

(b) Seller shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Seller at or before the Closing.

SECTION 8.03. Conditions to the Obligation of Seller. The obligation of Seller to effect the Closing shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be so true and correct as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Buyer at or before the Closing.

ARTICLE IX

Indemnification

SECTION 9.01. Survival. None of the representations and warranties of Seller or Buyer set forth in this Agreement shall survive the Closing; provided, that the representations and warranties of Seller set forth in Section 4.04 (Good and Marketable Title to Shares) and Section 4.05 (The Shares) shall survive indefinitely following the Closing.

SECTION 9.02. Indemnity by the Seller. The Seller shall be liable for, and shall indemnify the Buyer and each of its subsidiaries and each of their directors, employees, agents and representatives (the “Buyer Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Buyer Indemnitee:

(a) by reason of, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty (without giving effect to any supplement to the schedules or qualifications as to materiality or dollar amount or other similar qualifications), or a failure to perform or observe any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller;

(b) any fees, expenses or other payments incurred or owed by the Seller or the Vessel Owning Subsidiary to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement; or

(c) by reason of, arising out of or otherwise in respect of obligations, liabilities, expenses, cost and claims relating to, arising from or otherwise attributable to the assets owned by the Vessel Owning Subsidiary or the assets, operations, and obligations of the Vessel Owning Subsidiary or the businesses thereof, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing Date.

SECTION 9.03. Indemnity by the Buyer. The Buyer shall indemnify the Seller and its subsidiaries other than any Buyer Indemnitees and each of their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty (without giving effect to any supplement to the schedules occurring after the date hereof or qualifications as to materiality or dollar amount or other similar qualifications), or a failure to perform or observe any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

SECTION 9.04. Exclusive Post-Closing Remedy. After the Closing, and except for any non-monetary, equitable relief to which any Party may be entitled, or any remedies for willful misconduct or actual fraud, the rights and remedies set forth in this Article IX shall constitute the sole and exclusive rights and remedies of the Parties under or with respect to the subject matter of this Agreement.

ARTICLE X

Termination

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Seller and Buyer;

(b) By Seller or Buyer, by written notice to the other party, if the Closing shall not have occurred by December 31, 2013, unless such date is extended by the mutual written consent of Seller and Buyer; provided, that no party may terminate this Agreement pursuant to this Section 10.01(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date;

(c) By either Seller or Buyer, by written notice to the other party, if:

(i) the other party has (and the terminating party shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 60 days following written notice of such failure, or

(ii) a Governmental Authority shall have issued any order permanently restraining, enjoining or otherwise prohibiting the Closing, and such order shall have become final and non appealable, or (B) any Law shall have been enacted by any Governmental Authority which prohibits the consummation of the Closing.

SECTION 10.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, stockholders or affiliates; provided, however, that the agreements contained in Section 7.03 (Expenses), this Section 10.02 and Article XI shall survive the termination of this Agreement.

ARTICLE XI

Miscellaneous

SECTION 11.01. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Vessel is located, shall apply.

SECTION 11.02. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

SECTION 11.03. Complete Agreement. This Agreement and Schedules hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

SECTION 11.04. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.05. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

SECTION 11.06. Third Party Rights. Except to the extent provided in Article X, a Person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 11.07. Notices. Any notice, claim or demand in connection with this Agreement shall be delivered to the parties at the following addresses (or at such other address or facsimile number for a party as may be designated by notice by such party to the other party):

(a)	if to Capital Maritime & Trading Corp., as follows:

c/o Capital Ship Management Corp.,

3 Iassonos Street, Piraeus, Greece

Attention: Evangelos M. Marinakis

Facsimile: +30 210 428 4286

(b)	if to Capital Product Partners L.P., as follows:

c/o Capital Ship Management Corp.,

3 Iassonos Street, Piraeus, Greece

Attention: Ioannis E. Lazaridis

Facsimile: +30 210 428 4285

and any such notice shall be deemed to have been received (i) on the next working day in the place to which it is sent, if sent by facsimile or (ii) forty eight (48) hours from the time of dispatch, if sent by courier.

SECTION 11.08. Representations and Warranties to Survive. All representations and warranties of the Buyer and Seller contained in this Agreement shall survive the Closing and shall remain operative and in full force and effect after the Closing, regardless of (a) any investigation made by or on behalf of any Party or its affiliates, any Person controlling any Party, its officers or directors, and (b) delivery of and payment for the Shares.

SECTION 11.09. Remedies. Except as expressly provided in Section 9.03, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided in this Agreement, nothing in this Agreement will be considered an election of remedies.

SECTION 11.10. Non-recourse to General Partner. Neither the Buyer’s general partner nor any other owner of Equity Interests in the Buyer shall be liable for the obligations of the Buyer under this Agreement or any of the related transaction documents, including, in each case, by reason of any payment obligation imposed by governing partnership statutes.

SECTION 11.11. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each parties hereto. By an instrument in writing the Buyer, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

CAPITAL MARITIME & TRADING CORP.,

by	/s/ Evangelos M. Marinakis
	Name:	Evangelos M. Marinakis
	Title:	President and Chief Executive Officer

CAPITAL PRODUCT PARTNERS L.P.

by	Capital GP L.L.C., its general partner

	by	/s/ Ioannis E. Lazaridis
		Name:	Ioannis E. Lazaridis
		Title:	Chief Executive Officer and Chief Financial Officer of Capital GP, L.L.C.

[Signature Page to Share Purchase Agreement]

SCHEDULE I

THE FACILITY

•	The Facility is expected to be an up to $200,000,000 senior secured credit facility, and is expected to be non-amortizing until March 2016 with a final maturity date in March 2021.

•	Approximately US $75,000,000 is expected to be immediately available to partially fund modern product and post panamax container acquisitions.

•	The Facility is expected to carry a rate of LIBOR + 350 basis points and a commitment fee of 100 basis points.

•

Entry into the Facility by the lenders (including ING Bank N.V., London Branch) is subject to satisfactory definitive documentation and other conditions, and availability of funds under the Facility will be subject to various customary conditions.